Exhibit 10.2

Negotiable Promissory Note

DATED:	June 5, 2003	PAYABLE: Installments

AMOUNT:  $356,000.00

For value received, Husker Ag, LLC, promises to pay to the order of Fagen, Inc. at 501 W. Highway 212, P.O. Box 159, Granite Falls, Minnesota 56241 or at any other place designated from time to time in writing by the holder hereof, in lawful money of the United States of America, the principal sum of Three Hundred Fifty-six Thousand and no/100 Dollars ($356,000.00).

Interest/payment.  The unpaid principal balance shall accrue interest at the same rate being charged by the senior lender of Husker Ag, LLC to Husker Ag, LLC, as such rate may change from time to tome.  On each anniversary of this Negotiable Promissory Note, any unpaid accrued interest shall be converted to principal and shall accrue interest as principal thereafter.  Owner shall pay said Negotiable Promissory Note as soon as allowed by the senior lender of Husker Ag, LLC; and in any event, this Negotiable Promissory Note, plus accrued interest, shall balloon and be paid on the third anniversary of this Negotiable Promissory Note.  All payments shall be applied first to accrued interest and then to principal.

Security.  The amounts owed pursuant to this Negotiable Promissory Note are unsecured.

Prepayment.  The Borrower is authorized to prepay any portion of this Note.

Default.  If Borrower fails to make any payments due under this Note when due, then, the holder hereof may accelerate the entire balance of this Note and declare the same immediately due and payable without further notice or demand.  Borrower shall pay all costs and expenses of collection or foreclosure, including, without limitation, reasonable attorneys’ fees, except to the extent limited or prohibited by applicable law.  Any written notice to Borrower hereunder shall be by certified mail, postage prepaid, and addressed to the Borrower at the property address or at such other address as Borrower designates by written notice to Fagen, Inc.

No delay or omission on the part of the holder in exercising any right hereunder shall operate as a waiver of such right or of any other remedy under this Note.  A waiver on any one occasion shall not be construed as a waiver of any such right or remedy on a future occasion.

Dated:	6/10/2003

HUSKER AG, LLC

By	Gary Kuester
	Its	President